Exhibit 4.45

NEWS AMERICA INCORPORATED,

Company,

NEWS CORPORATION,

NEWS AUSTRALIA HOLDINGS PTY LIMITED,

FEG HOLDINGS, INC.,

FOX ENTERTAINMENT GROUP, INC.,

NEWS AMERICA MARKETING FSI, LLC,

NEWS PUBLISHING AUSTRALIA LIMITED,

Guarantors

and

THE BANK OF NEW YORK,

Trustee

SIXTH SUPPLEMENTAL INDENTURE

Dated as of March 21, 2005

Amending and Supplementing the Indenture

Dated as of November 12, 1996

5% Subordinated Discount Debentures due 2016

SIXTH SUPPLEMENTAL INDENTURE, dated as of March 21, 2005, among News America Incorporated, a Delaware corporation (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, News Corporation, a Delaware corporation (“News Corporation”), News Australia Holdings Pty Limited, an Australia corporation (ABN 32 105 197 028) (“NAHPL”), FEG Holdings, Inc., a Delaware corporation, Fox Entertainment Group, Inc. (formerly known as Fox Acquisition Corp.), a Delaware corporation (“New FEG”), News America Marketing FSI, LLC, a Delaware limited liability company, News Publishing Australia Limited, a Delaware corporation, and The Bank of New York, a New York banking corporation (the “Trustee”), amending and supplementing the Amended and Restated Indenture, dated as of November 12, 1996 (the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance of the Company’s 5% Subordinated Discount Debentures due November 12, 2016. (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of March 2, 2000, the Second Supplemental Indenture, dated as of February 14, 2001, the Third Supplemental Indenture, dated as of June 27, 2003, the Fourth Supplemental Indenture, dated as of November 12, 2004, the Fifth Supplemental Indenture, dated as of March 14, 2005, and this Sixth Supplemental Indenture, dated as of March 21, 2005, and as it may hereafter be supplemented is referred to herein as the or this “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, on January 10, 2005, News Corporation commenced an offer to exchange (the “Exchange Offer”) shares of News Corporation Class A common stock for all of the outstanding shares of Fox Entertainment Group, Inc. (“Old FEG”) Class A common stock; and

WHEREAS, on March 21, 2005, New FEG, a wholly owned subsidiary of News Corporation, will be the surviving corporation of a merger (the “Merger”) of Old FEG with and into New FEG, such Merger to be effected in order to convert any Old FEG Class A common stock into shares of News Corporation Class A common stock that News Corporation did not acquire in the Exchange Offer; and

WHEREAS, Section 901 of the Indenture provides that, without the consent of Holders, the parties to the Indenture may enter into an indenture supplemental to the Indenture to make provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities or, so long as any of the Preferred Securities shall remain outstanding, the holders of the Preferred Securities;

WHEREAS, the Original Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Original Indenture and the Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and each of the Guarantors have duly authorized the execution and delivery of this Sixth Supplemental Indenture and have done all things necessary to make this Sixth Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

ORIGINAL INDENTURE

SECTION 101. Effect of Original Indenture.

Except as specifically provided in this Sixth Supplemental Indenture, the Original Indenture (as amended and supplemented prior to the date hereof) shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to the Indenture:

Effective upon the Merger, in accordance with Section 901 of the Indenture:

(a) Without further action on the part of Old FEG, New FEG or any other Person, New FEG hereby acknowledges and agrees that, by operation of law, it succeeds to and assumes all the obligations of Old FEG under the Indenture.

(b) By reason of the Merger and the continuation, as Guarantors, of the Guarantors under the Indenture, all references in the Indenture to the “Guarantors” are hereby deemed to refer to each of such entities:

Name	Jurisdiction of Organization
News Corporation	Delaware
News Australia Holdings Pty Limited	Australia
FEG Holdings, Inc.	Delaware
Fox Entertainment Group, Inc.
(formerly known as Fox Acquisition Corp)	Delaware
News America Marketing FSI, LLC	Delaware
News Publishing Australia Limited	Delaware

ARTICLE THREE

MISCELLANEOUS

SECTION 301. Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not effect the construction hereof.

SECTION 302. Governing Law.

Subject to the following sentence, this Sixth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Sixth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Original Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 303. Counterparts.

This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 304. Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Sixth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantors and not of the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first above written.

News America Incorporated

By:	/s/ Paula Wardynski
Name: Title:	Paula Wardynski Vice President

News Corporation, as Guarantor

News Australia Holdings Pty Limited, as Guarantor

FEG Holdings, Inc., as Guarantor

Fox Entertainment Group, Inc. (formerly known as Fox Acquisition Corp.), as Guarantor

News America Marketing FSI, LLC, as Guarantor

News Publishing Australia Limited, as Guarantor

By:	/s/ Paula Wardynski
Name: Title:	Paula Wardynski Vice President, News America Incorporated, as Attorney-in-Fact for the Guarantors

The Bank of New York, as Trustee

By:	/s/ Kisha A. Holder
Name: Title:	Kisha A. Holder Assistant Vice President

STATE OF NEW YORK	)

) ss.:

COUNTY OF NEW YORK	)

On this 21 day of March, 2005, before me personally appeared Paula Wardynski, who acknowledged herself to be the Vice President of News America Incorporated, and that she, as such Vice President, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing in the name of such corporation as such Vice President.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

By:	/s/ Catherine B. McDermott
Name: Title:	Catherine B. McDermott Notary Public, State of New York No. 02MC4974028 Qualified in Kings County Commission Expires Nov. 5, 2006